SECURITIES PURCHASE AGREEMENT

                THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of March 31, 2003, by and among Mackie Designs Inc., a Washington corporation (the “Company”), Sun Mackie, LLC, a Delaware limited liability company (“Sun”), Randolph Street Partners V, an Illinois General Partnership (“RSP”) and H.I.G. Sun Partners, Inc., a Cayman Islands corporation (“HIG”) (Sun, RSP and HIG, the “Investors” and individually, an “Investor”).

                WHEREAS, the Company and Sun are parties to that certain Post-Closing Funding Agreement (the “Funding Agreement”), dated as of February 21, 2003, pursuant to which Sun has agreed to invest $4,000,000 in the Company in exchange for (a) subordinated promissory notes as set forth in Exhibit A attached to the Funding Agreement (the “Notes”) in an original principal amount of $4,000,000 and (b) warrants to purchase 1,200,000 shares of the common stock of the Company as set forth in Exhibit B attached to the Funding Agreement (the “Warrants”);

                WHEREAS, Sun wishes to assign, and RSP and HIG desire to accept assignment of, a portion of Sun’s rights and obligations to purchase the Notes and the Warrants pursuant to the terms of the Funding Agreement; and

                WHEREAS, Sun, RSP, HIG and the Company desire to effect the purchase and sale of the Notes and the Warrants as of the date hereof.

                NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Assignment; Purchase and Sale of Securities.

(a)           Sun hereby transfers to RSP, and RSP hereby accepts the transfer and assignment of, Sun’s rights to purchase $40,000 in original principal amount of Notes and Warrants to purchase 12,000 shares of common stock of the Company.  Sun hereby transfers to HIG, and HIG hereby accepts the transfer and assignment of, Sun’s rights to purchase $28,571 in original principal amount of Notes and Warrants to purchase 8,571 shares of common stock of the Company.  The Company hereby consents to the foregoing assignments.

(b)           Upon execution of this Agreement, Sun shall purchase, and the Company shall issue and sell to Sun, $3,931,429 in original principal amount of Notes and Warrants to purchase 1,179,429 shares of common stock of the Company for an aggregate purchase price of $3,931,429.  Upon execution of this Agreement, RSP shall purchase, and the Company shall issue and sell to RSP, $40,000 in original principal amount of Notes and Warrants to purchase 12,000 shares of common stock of the Company for an aggregate purchase price of $40,000.  Upon execution of this Agreement, HIG shall purchase, and the Company shall issue and sell to HIG, $28,571 in original principal amount of Notes and Warrants to purchase 8,571 shares of common stock of the Company for an aggregate purchase price of $28,571.  Each Investor will pay the aggregate purchase price to be paid by it by wire transfer of immediately available funds.

2.                                       General Provisions.

(a)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, successors and assigns, who, upon acceptance thereof, shall, without further action, be (a) entitled to enforce the applicable provisions and enjoy the applicable benefits hereof and (b) bound by the terms and conditions hereof.

(b)           Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment, or waiver of any provision of this Agreement will be effective unless such modification, amendment, or waiver is approved in writing by the Company and Purchaser.  The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(c)           Remedies.  Any Person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor; provided, however the parties hereto stipulate that the remedies at law of any party hereto in the event of any default or threatened default by any other party hereto in the performance of or compliance with the terms hereof are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced (without posting a bond or other security) by a decree for the specific performance thereof, whether by an injunction against violation thereof or otherwise.

(d)           Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(e)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this

Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

(f)            Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement, those documents expressly referred to herein, and the other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(g)           Counterparts.  This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together shall constitute one and the same agreement.

(h)           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

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                IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the date first written above.

MACKIE DESIGNS INC.

By:	/s/ Jason Neimark
Name: Jason Neimark
Title: Vice President

SUN MACKIE, LLC

By:	/s/ Jason Neimark
Name: Jason Neimark
Title: Vice President

RANDOLPH STREET PARTNERS V

By:	/s/ Douglas C. Gessner
Name: Douglas C. Gessner
Title: Manager

H.I.G. SUN PARTNERS, INC.

By:	/s/ Sami Mnaymneh
Name: Sami Mnaymneh
Title: Secretary